Exhibit 99.1

Regional Management Corp. Announces Fourth Quarter 2021 Results

-   Net income of $20.8 million and diluted earnings per share of $2.04   -

-   22.6% year-over-year revenue growth and 26.5% year-over-year
core net finance receivables growth   -

-   30+ day contractual delinquencies of 6.0% as of December 31, 2021, a 100 basis point improvement from December 31, 2019   -

-   Increases quarterly cash dividend by 20% to $0.30 per common share and announces a new $20 million stock repurchase program   -

Greenville, South Carolina – February 9, 2022 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the fourth quarter ended December 31, 2021.

“We continued to deliver consistent, predictable, and superior results in the fourth quarter,” said Robert W. Beck, President and Chief Executive Officer of Regional Management Corp. “Our strategic investments in digital initiatives, geographic expansion, and product and channel development, along with our proven, multi-channel marketing engine, continue to generate substantial, profitable growth. In the fourth quarter, we grew our loan portfolio sequentially by $112 million, driving our ending net finance receivables to an all-time high of more than $1.4 billion, up 26% over the prior year. Our portfolio fueled record quarterly revenue of $119 million, an increase of 23% year-over-year, and in combination with a strong credit profile, disciplined expense management, and low funding costs, we delivered $20.8 million of net income and $2.04 of diluted EPS.”

“In 2021, we posted a number of annual and quarterly records on both our balance sheet and income statement,” added Mr. Beck. “I’m proud of our team’s relentless execution on our strategic growth initiatives and our company’s production of strong results benefitting all stakeholders. We finished the year with $88.7 million of net income, $8.33 of diluted EPS, 7.2% ROA, 31.6% ROE, a net credit loss rate of 6.6%, and a 30+ day delinquency rate just below 6.0%. In recognition of these exceptional results, our strong capital position, and the long-term earnings power of our business, we are increasing our quarterly dividend by 20% to $0.30 per share and announcing a new $20 million stock repurchase program.”

“We entered 2022 in a position of considerable strength, with ample liquidity and borrowing capacity to support our ambitious growth objectives and a credit profile that remains stronger than pre-pandemic levels,” continued Mr. Beck. “In the new year, we will continue to gain market share by investing heavily in technology and digital customer acquisition, expanding geographically to at least an additional five new states, and further diversifying our products and marketing channels. We remain well-situated to execute on our long-term strategies, and we look forward to delivering profitable growth, sustainable long-term value, and capital returns in the future.”

Fourth Quarter 2021 Highlights

•	Net income for the fourth quarter of 2021 was $20.8 million and diluted earnings per share was $2.04, increases of 44.8% and 59.4%, respectively, compared to the prior-year period.

•	Net finance receivables as of December 31, 2021 hit an all-time high of $1.4 billion, a record increase of $290.0 million, or 25.5%, from the prior-year period.

-	Total core small and large loan net finance receivables increased $296.1 million, or 26.5%, compared to the prior-year period.

-

Large loan net finance receivables of $969.4 million increased $254.1 million, or 35.5%, from the prior-year period and represented 68.0% of the total loan portfolio. Small loan net finance receivables were $445.0 million, an increase of 10.4% from the prior-year period.

-	Record loan originations of $434.4 million in the fourth quarter of 2021, an increase of $70.4 million, or 19.3%, from the prior-year period.

-	Record digitally sourced originations of $48.7 million in the fourth quarter of 2021, an increase of $28.0 million, or 134.8%, from the prior-year period.

•	Total revenue for the fourth quarter of 2021 was a record $119.5 million, an increase of $22.0 million, or 22.6%, from the prior-year period.

-	Interest and fee income increased $20.3 million, or 23.3%, primarily due to higher average net finance receivables.

-	Insurance income, net increased $1.5 million, or 19.4%, driven by an increase in premium revenue, partially offset by increases in life insurance claims expense and expected non-file insurance claims.

•

Provision for credit losses for the fourth quarter of 2021 was $31.0 million, an increase of $6.3 million, or 25.5%, from the prior-year period. The provision for credit losses for the fourth quarter of 2021 included a release in the allowance for credit losses of $1.1 million related to the expected economic impact of the COVID-19 pandemic and a net build of $10.3 million related to portfolio growth.

-	Allowance for credit losses was $159.3 million as of December 31, 2021, including a $14.4 million allowance for credit losses associated with COVID-19.

•	Annualized net credit losses as a percentage of average net finance receivables for the fourth quarter of 2021 were 6.4%, a 50 basis point improvement compared to 6.9% in the prior-year period.

•

As of December 31, 2021, 30+ day contractual delinquencies totaled $84.9 million, or 6.0% of net finance receivables, an increase of 70 basis points compared to the prior-year period, but a 100 basis point improvement from December 31, 2019. The 30+ day contractual delinquency remains well below the company’s $159.3 million allowance for credit losses as of December 31, 2021.

•

As previously noted, the company closed 31 branches in the fourth quarter where clear opportunities existed to consolidate operations into a larger branch in close proximity. This branch optimization is consistent with the company’s omni-channel strategy and builds upon the company’s recent successes in entering new states with a lighter branch footprint, while still providing customers with best-in-class service. The company incurred $0.9 million of branch optimization expenses in the fourth quarter. The branch optimization will generate approximately $2.2 million in annual savings, which the company will reinvest in its expansion into new states.

•

General and administrative expenses for the fourth quarter of 2021 were $55.5 million, an increase of $10.7 million, or 24.0%, from the prior-year period due to ongoing investment in personnel, marketing, and digital capabilities to support the company’s growth strategy. General and administrative expenses for the fourth quarter of 2021 included $0.9 million of expenses related to branch optimization.

•

The operating expense ratio (annualized general and administrative expenses as a percentage of average net finance receivables) for the fourth quarter of 2021 was 16.3%, a 10 basis point improvement compared to the prior-year period. The operating expense ratio was inclusive of a 30 basis point impact related to branch optimization.

•

In the fourth quarter of 2021, the company repurchased 199,155 shares of its common stock at a weighted-average price of $57.38 per share under the company’s $50 million stock repurchase program. The company repurchased 933,696 shares in total under the program at a weighted-average price of $52.91 per share through December 2021, and has since completed the repurchase program.

First Quarter 2022 Dividend and New Stock Repurchase Program

The company’s Board of Directors has declared a dividend of $0.30 per common share for the first quarter of 2022. The dividend is 20% higher than the prior quarter’s dividend and will be paid on March 16, 2022 to shareholders of record as of the close of business on February 23, 2022. The declaration and payment of any future dividend is subject to the discretion of the Board of Directors and will depend on a variety of factors, including the company’s financial condition and results of operations.

In addition, the company’s Board of Directors has authorized a new stock repurchase program allowing for the repurchase of up to $20 million of its outstanding common stock. The authorization is effective immediately and will continue through February 3, 2024.

Share repurchases under the stock repurchase program may be made in the open market at prevailing market prices, through privately negotiated transactions, or through other structures in accordance with applicable federal securities laws, at times and in amounts as management deems appropriate. The timing and the amount of any common stock repurchases will be determined by the company’s management based on its evaluation of market conditions, the company’s liquidity needs, legal and contractual requirements and restrictions (including covenants in the company’s credit agreements), share price, and other factors. Repurchases of common stock may be made under a Rule 10b5-1 plan, which would permit common stock to be repurchased when the company might otherwise be precluded from doing so under insider trading laws. The repurchase program does not obligate the company to purchase any particular number of shares and may be suspended, modified, or discontinued at any time without prior notice.

Liquidity and Capital Resources

As of December 31, 2021, the company had net finance receivables of $1.4 billion and debt of $1.1 billion. The debt consisted of:

•	$112.1 million on the company’s $500 million senior revolving credit facility,
•	$132.0 million on the company’s aggregate $300 million revolving warehouse credit facilities, and
•	$863.9 million through the company’s asset-backed securitizations.

As of December 31, 2021, the company’s unused capacity to fund future growth on its revolving credit facilities (subject to the borrowing base) was $557 million, or 69.6%, and the company had available liquidity of $209.7 million, including unrestricted cash on hand and immediate availability to draw down cash from its revolving credit facilities.

As of December 31, 2021, the company’s fixed-rate debt as a percentage of total debt was 78%, with a weighted-average coupon of 2.7% and an average revolving duration of 3.1 years. The company also held interest rate caps with an aggregate notional principal amount of $550 million to manage the risk associated with variable rate debt. The interest rate caps are based on the one-month LIBOR and reimburse the company for the difference when the one-month LIBOR exceeds the strike rate. Of the aggregate amount, $450 million of the interest rate caps have strike rates of 25 or 50 basis points and a weighted-average duration of 2.0 years.

The company had a funded debt-to-equity ratio of 3.9 to 1.0 and a stockholders’ equity ratio of 19.4%, each as of December 31, 2021. On a non-GAAP basis, the company had a funded debt-to-tangible equity ratio of 4.1 to 1.0, as of December 31, 2021. Please refer to the reconciliations of non-GAAP measures to comparable GAAP measures included at the end of this press release.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (855) 327-6837 (toll-free) or (631) 891-4304 (direct). Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will be available on Regional’s website at www.RegionalManagement.com.

A webcast replay of the call will be available at www.RegionalManagement.com for one year following the call.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company that provides attractive, easy-to-understand installment loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other lenders. Regional Management operates under the name “Regional Finance” in more than 350 branch locations in 14 states across the United States. Most of its loan products are secured, and each is structured on a fixed-rate, fixed-term basis with fully amortizing equal monthly installment payments, repayable at any time without penalty. Regional Management sources loans through its multiple channel platform, which includes branches, centrally managed direct mail campaigns, digital partners, retailers, and its consumer website. For more information, please visit www.RegionalManagement.com.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent Regional Management Corp.’s expectations or beliefs concerning future events. Forward-looking statements include, without limitation, statements concerning financial outlooks or future plans, objectives, goals, projections, strategies, events, or performance, and underlying assumptions and other statements related thereto. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements speak only as of the date on which they were made and are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. As a result, actual performance and results may differ materially from those contemplated by these forward-looking statements. Therefore, investors should not place undue reliance on forward-looking statements.

Factors that could cause actual results or performance to differ from the expectations expressed or implied in forward-looking statements include, but are not limited to, the following: risks related to Regional Management’s business, including the COVID-19 pandemic and its impact on Regional Management’s operations and financial condition; managing growth effectively, implementing Regional Management’s growth strategy, and opening new branches as planned; Regional Management’s convenience check strategy; Regional Management’s policies and procedures for underwriting, processing, and servicing loans; Regional Management’s ability to collect on its loan portfolio; Regional Management’s insurance operations; exposure to credit risk and repayment risk, which risks may increase in light of adverse or recessionary economic conditions; the implementation of new underwriting models and processes, including as to the effectiveness of new custom scorecards; changes in the competitive environment in which Regional Management operates or a decrease in the demand for its products; the geographic concentration of Regional Management’s loan portfolio; the failure of third-party service providers, including those providing information technology products; changes in economic conditions in the markets Regional Management serves, including levels of unemployment and bankruptcies; the ability to achieve successful acquisitions and strategic alliances; the ability to make technological improvements as quickly as competitors; security breaches, cyber-attacks, failures in information systems, or fraudulent activity; the ability to originate loans; reliance on information technology resources and providers, including the risk of prolonged system outages; changes in current revenue and expense trends, including trends affecting delinquencies and credit losses; changes in operating and administrative expenses; the departure, transition, or replacement of key personnel; the ability to timely and effectively implement, transition to, and maintain the necessary information technology systems, infrastructure, processes, and controls to support Regional Management’s operations and initiatives; changes in interest rates; existing sources of liquidity may become insufficient or access to these sources may become unexpectedly restricted; exposure to financial risk due to asset-backed securitization transactions; risks related to regulation and legal proceedings, including changes in laws or regulations or in the interpretation or enforcement of laws or regulations; changes in accounting standards, rules, and interpretations and the failure of related assumptions and estimates, including those associated with CECL accounting; the impact of changes in tax laws, guidance, and interpretations, including the timing and amount of revenues that may be recognized; risks related to the ownership of Regional Management’s common stock, including volatility in the market price of shares of Regional Management’s common stock; the timing and amount of future cash dividend payments; and anti-takeover provisions in Regional Management’s charter documents and applicable state law. The COVID-19 pandemic may also magnify many of these risks and uncertainties.

The foregoing factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments, or otherwise, except as required by law. Regional Management is not responsible for changes made to this document by wire services or Internet services.

Contact

Investor Relations
Garrett Edson, (203) 682-8331

investor.relations@regionalmanagement.com

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(dollars in thousands, except per share amounts)

			Better (Worse)				Better (Worse)
	4Q 21	4Q 20	$	%	FY 21	FY 20	$	%
Revenue
Interest and fee income	$107,117	$86,845	$20,272	23.3%	$382,544	$335,215	$47,329	14.1%
Insurance income, net	9,423	7,889	1,534	19.4%	35,482	28,349	7,133	25.2%
Other income	2,944	2,710	234	8.6%	10,325	10,342	(17)	(0.2)%
Total revenue	119,484	97,444	22,040	22.6%	428,351	373,906	54,445	14.6%

Expenses
Provision for credit losses	31,008	24,700	(6,308)	(25.5)%	89,015	123,810	34,795	28.1%

Personnel	33,313	26,979	(6,334)	(23.5)%	119,833	109,560	(10,273)	(9.4)%
Occupancy	6,511	5,900	(611)	(10.4)%	24,126	22,629	(1,497)	(6.6)%
Marketing	4,431	3,984	(447)	(11.2)%	14,405	10,357	(4,048)	(39.1)%
Other	11,277	7,931	(3,346)	(42.2)%	37,150	33,770	(3,380)	(10.0)%
Total general and administrative	55,532	44,794	(10,738)	(24.0)%	195,514	176,316	(19,198)	(10.9)%

Interest expense	7,597	9,256	1,659	17.9%	31,349	37,852	6,503	17.2%
Income before income taxes	25,347	18,694	6,653	35.6%	112,473	35,928	76,545	213.1%
Income taxes	4,569	4,347	(222)	(5.1)%	23,786	9,198	(14,588)	(158.6)%
Net income	$20,778	$14,347	$6,431	44.8%	$88,687	$26,730	$61,957	231.8%
Net income per common share:
Basic	$2.18	$1.32	$0.86	65.2%	$8.84	$2.45	$6.39	260.8%
Diluted	$2.04	$1.28	$0.76	59.4%	$8.33	$2.40	$5.93	247.1%
Weighted-average common shares outstanding:
Basic	9,545	10,882	1,337	12.3%	10,034	10,930	896	8.2%
Diluted	10,177	11,228	1,051	9.4%	10,643	11,145	502	4.5%
Return on average assets (annualized)	6.0%	5.4%			7.2%	2.5%
Return on average equity (annualized)	29.5%	20.8%			31.6%	10.0%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(dollars in thousands, except par value amounts)

			Increase (Decrease)
	4Q 21	4Q 20	$	%
Assets
Cash	$10,507	$8,052	$2,455	30.5%
Net finance receivables	1,426,257	1,136,259	289,998	25.5%
Unearned insurance premiums	(47,837)	(34,545)	(13,292)	(38.5)%
Allowance for credit losses	(159,300)	(150,000)	(9,300)	(6.2)%
Net finance receivables, less unearned insurance premiums and allowance for credit losses	1,219,120	951,714	267,406	28.1%
Restricted cash	138,682	63,824	74,858	117.3%
Lease assets	28,721	27,116	1,605	5.9%
Deferred tax assets, net	18,420	14,121	4,299	30.4%
Property and equipment	12,938	14,008	(1,070)	(7.6)%
Intangible assets	9,517	8,689	828	9.5%
Other assets	21,757	16,332	5,425	33.2%
Total assets	$1,459,662	$1,103,856	$355,806	32.2%
Liabilities and Stockholders’ Equity
Liabilities:
Debt	$1,107,953	$768,909	$339,044	44.1%
Unamortized debt issuance costs	(11,010)	(6,661)	(4,349)	(65.3)%
Net debt	1,096,943	762,248	334,695	43.9%
Accounts payable and accrued expenses	49,283	40,284	8,999	22.3%
Lease liabilities	30,700	29,201	1,499	5.1%
Total liabilities	1,176,926	831,733	345,193	41.5%
Stockholders’ equity:
Preferred stock ($0.10 par value, 100,000 shares authorized, none issued or outstanding)	—	—	—	—
Common stock ($0.10 par value, 1,000,000 shares authorized, 14,157 shares issued and 9,788 shares outstanding at December 31, 2021 and 13,851 shares issued and 10,932 shares outstanding at December 31, 2020)	1,416	1,385	31	2.2%
Additional paid-in capital	104,745	105,483	(738)	(0.7)%
Retained earnings	306,105	227,343	78,762	34.6%
Treasury stock (4,370 shares at December 31, 2021 and 2,919 shares at December 31, 2020)	(129,530)	(62,088)	(67,442)	(108.6)%
Total stockholders’ equity	282,736	272,123	10,613	3.9%
Total liabilities and stockholders’ equity	$1,459,662	$1,103,856	$355,806	32.2%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(dollars in thousands, except per share amounts)

	Net Finance Receivables by Product
	4Q 21	3Q 21	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	4Q 20	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$445,023	$419,602	$25,421	6.1%	$403,062	$41,961	10.4%
Large loans	969,351	882,514	86,837	9.8%	715,210	254,141	35.5%
Total core loans	1,414,374	1,302,116	112,258	8.6%	1,118,272	296,102	26.5%
Automobile loans	1,343	1,757	(414)	(23.6)%	3,889	(2,546)	(65.5)%
Retail loans	10,540	10,360	180	1.7%	14,098	(3,558)	(25.2)%
Total net finance receivables	$1,426,257	$1,314,233	$112,024	8.5%	$1,136,259	$289,998	25.5%
Number of branches at period end	350	372	(22)	(5.9)%	365	(15)	(4.1)%
Net finance receivables per branch	$4,075	$3,533	$542	15.3%	$3,113	$962	30.9%

	Averages and Yields
	4Q 21		3Q 21		4Q 20
	Average Net Finance Receivables	Average Yield (Annualized)	Average Net Finance Receivables	Average Yield (Annualized)	Average Net Finance Receivables	Average Yield (Annualized)
Small loans	$427,586	38.1%	$394,888	38.9%	$387,688	38.4%
Large loans	923,674	28.5%	834,470	28.9%	683,520	28.5%
Automobile loans	1,552	12.9%	2,036	13.4%	4,360	14.3%
Retail loans	10,435	18.7%	10,291	18.8%	14,908	18.3%
Total interest and fee yield	$1,363,247	31.4%	$1,241,685	32.0%	$1,090,476	31.9%
Total revenue yield	$1,363,247	35.1%	$1,241,685	35.9%	$1,090,476	35.7%

	Components of Increase in Interest and Fee Income
	4Q 21 Compared to 4Q 20
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Small loans	$3,834	$(329)	$(34)	$3,471
Large loans	17,128	(20)	(7)	17,101
Automobile loans	(100)	(16)	10	(106)
Retail loans	(204)	15	(5)	(194)
Product mix	1,065	(811)	(254)	—
Total increase in interest and fee income	$21,723	$(1,161)	$(290)	$20,272

	Loans Originated (1) (2)
	4Q 21	3Q 21	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	4Q 20	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$175,898	$173,390	$2,508	1.4%	$164,360	$11,538	7.0%
Large loans	255,828	245,062	10,766	4.4%	197,737	58,091	29.4%
Retail loans	2,630	2,206	424	19.2%	1,889	741	39.2%
Total loans originated	$434,356	$420,658	$13,698	3.3%	$363,986	$70,370	19.3%
(1)	Represents the principal balance of loan originations and refinancings.
(2)	The company ceased originating automobile purchase loans in November 2017.

	Other Key Metrics
	4Q 21	3Q 21	4Q 20
Net credit losses	$21,808	$15,396	$18,700
Percentage of average net finance receivables (annualized)	6.4%	5.0%	6.9%
Provision for credit losses (1)	$31,008	$26,096	$24,700
Percentage of average net finance receivables (annualized)	9.1%	8.4%	9.1%
Percentage of total revenue	26.0%	23.4%	25.3%
General and administrative expenses	$55,532	$47,750	$44,794
Percentage of average net finance receivables (annualized)	16.3%	15.4%	16.4%
Percentage of total revenue	46.5%	42.8%	46.0%
Same store results (2):
Net finance receivables at period-end	$1,400,817	$1,296,746	$1,125,507
Net finance receivable growth rate	23.3%	22.7%	0.1%
Number of branches in calculation	330	359	347
(1)	Includes COVID-19 pandemic impacts to provision for credit losses of $(1,100), $(2,000), and $(1,500) for 4Q 21, 3Q 21, and 4Q 20, respectively.
(2)	Same store sales reflect the change in year-over-year sales for the comparable branch base. The comparable branch base includes those branches open for at least one year.

	Contractual Delinquency by Aging
	4Q 21		3Q 21		4Q 20
Allowance for credit losses (1)	$159,300	11.2%	$150,100	11.4%	$150,000	13.2%
Current	1,237,165	86.7%	1,156,475	88.0%	990,467	87.2%
1 to 29 days past due	104,201	7.3%	96,477	7.3%	85,342	7.5%
Delinquent accounts:
30 to 59 days	25,283	1.9%	20,162	1.6%	18,381	1.6%
60 to 89 days	20,395	1.4%	15,075	1.1%	14,955	1.3%
90 to 119 days	15,962	1.0%	11,202	0.9%	10,496	0.9%
120 to 149 days	12,466	0.9%	8,176	0.6%	9,085	0.8%
150 to 179 days	10,785	0.8%	6,666	0.5%	7,533	0.7%
Total contractual delinquency	$84,891	6.0%	$61,281	4.7%	$60,450	5.3%
Total net finance receivables	$1,426,257	100.0%	$1,314,233	100.0%	$1,136,259	100.0%
1 day and over past due	$189,092	13.3%	$157,758	12.0%	$145,792	12.8%

	Contractual Delinquency by Product
	4Q 21		3Q 21		4Q 20
Small loans	$39,794	8.9%	$27,928	6.7%	$27,703	6.9%
Large loans	44,264	4.6%	32,523	3.7%	31,259	4.4%
Automobile loans	84	6.3%	143	8.1%	296	7.6%
Retail loans	749	7.1%	687	6.6%	1,192	8.5%
Total contractual delinquency	$84,891	6.0%	$61,281	4.7%	$60,450	5.3%
(1)	Includes incremental COVID-19 allowance for credit losses of $14,400, $15,500, and $30,400 in 4Q 21, 3Q 21, and 4Q 20, respectively.

	Income Statement Quarterly Trend
	4Q 20	1Q 21	2Q 21	3Q 21	4Q 21	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$86,845	$87,279	$88,793	$99,355	$107,117	$7,762	$20,272
Insurance income, net	7,889	7,985	8,656	9,418	9,423	5	1,534
Other income	2,710	2,467	2,227	2,687	2,944	257	234
Total revenue	97,444	97,731	99,676	111,460	119,484	8,024	22,040
Expenses
Provision for credit losses	24,700	11,362	20,549	26,096	31,008	(4,912)	(6,308)
Personnel	26,979	28,851	28,370	29,299	33,313	(4,014)	(6,334)
Occupancy	5,900	6,020	5,568	6,027	6,511	(484)	(611)
Marketing	3,984	2,710	4,776	2,488	4,431	(1,943)	(447)
Other	7,931	8,262	7,675	9,936	11,277	(1,341)	(3,346)
Total general and administrative	44,794	45,843	46,389	47,750	55,532	(7,782)	(10,738)
Interest expense	9,256	7,135	7,801	8,816	7,597	1,219	1,659
Income before income taxes	18,694	33,391	24,937	28,798	25,347	(3,451)	6,653
Income taxes	4,347	7,869	4,771	6,577	4,569	2,008	(222)
Net income	$14,347	$25,522	$20,166	$22,221	$20,778	$(1,443)	$6,431
Net income per common share:
Basic	$1.32	$2.42	$1.98	$2.25	$2.18	$(0.07)	$0.86
Diluted	$1.28	$2.31	$1.87	$2.11	$2.04	$(0.07)	$0.76
Weighted-average shares outstanding:
Basic	10,882	10,543	10,200	9,861	9,545	316	1,337
Diluted	11,228	11,066	10,797	10,544	10,177	367	1,051
Net interest margin	$88,188	$90,596	$91,875	$102,644	$111,887	$9,243	$23,699
Net credit margin	$63,488	$79,234	$71,326	$76,548	$80,879	$4,331	$17,391

	Balance Sheet Quarterly Trend
	4Q 20	1Q 21	2Q 21	3Q 21	4Q 21	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$1,103,856	$1,098,295	$1,191,305	$1,313,558	$1,459,662	$146,104	$355,806
Net finance receivables	$1,136,259	$1,105,603	$1,183,387	$1,314,233	$1,426,257	$112,024	$289,998
Allowance for credit losses	$150,000	$139,600	$139,400	$150,100	$159,300	$9,200	$9,300
Debt	$768,909	$752,200	$853,067	$978,803	$1,107,953	$129,150	$339,044

	Other Key Metrics Quarterly Trend
	4Q 20	1Q 21	2Q 21	3Q 21	4Q 21	QoQ Inc (Dec)	YoY Inc (Dec)
Interest and fee yield (annualized)	31.9%	31.1%	31.6%	32.0%	31.4%	(0.6)%	(0.5)%
Efficiency ratio (1)	46.0%	46.9%	46.5%	42.8%	46.5%	3.7%	0.5%
Operating expense ratio (2)	16.4%	16.3%	16.5%	15.4%	16.3%	0.9%	(0.1)%
30+ contractual delinquency	5.3%	4.3%	3.6%	4.7%	6.0%	1.3%	0.7%
Net credit loss ratio (3)	6.9%	7.7%	7.4%	5.0%	6.4%	1.4%	(0.5)%
Book value per share	$24.89	$26.28	$26.93	$27.73	$28.89	$1.16	$4.00
(1)	General and administrative expenses as a percentage of total revenue.
(2)	Annualized general and administrative expenses as a percentage of average net finance receivables.
(3)	Annualized net credit losses as a percentage of average net finance receivables.

	Averages and Yields
	FY 21		FY 20
	Average Net Finance Receivables	Average Yield (Annualized)	Average Net Finance Receivables	Average Yield (Annualized)
Small loans	$394,394	38.2%	$406,675	37.3%
Large loans	805,808	28.5%	642,085	27.9%
Automobile loans	2,422	13.0%	6,315	14.0%
Retail loans	11,259	18.3%	18,791	18.2%
Total interest and fee yield	$1,213,883	31.5%	$1,073,866	31.2%
Total revenue yield	$1,213,883	35.3%	$1,073,866	34.8%

	Components of Increase in Interest and Fee Income
	FY 21 Compared to FY 20
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Small loans	$(4,576)	$3,781	$(114)	$(909)
Large loans	45,737	3,530	900	50,167
Automobile loans	(546)	(64)	40	(570)
Retail loans	(1,373)	23	(9)	(1,359)
Product mix	4,465	(4,066)	(399)	—
Total increase in interest and fee income	$43,707	$3,204	$418	$47,329

	Loans Originated (1) (2)
	FY 21	FY 20	FY $ Inc (Dec)	FY % Inc (Dec)
Small loans	$602,613	$516,124	$86,489	16.8%
Large loans	856,699	557,952	298,747	53.5%
Retail loans	8,275	9,201	(926)	(10.1)%
Total loans originated	$1,467,587	$1,083,277	$384,310	35.5%
(1)	Represents the principal balance of loan originations and refinancings.
(2)	The company ceased originating automobile loans in November 2017.

	Other Key Metrics
	FY 21	FY 20
Net credit losses	$79,715	$96,110
Percentage of average net finance receivables (annualized)	6.6%	8.9%
Provision for credit losses (1)	$89,015	$123,810
Percentage of average net finance receivables (annualized)	7.3%	11.5%
Percentage of total revenue	20.8%	33.1%
General and administrative expenses (2) (3) (4)	$195,514	$176,316
Percentage of average net finance receivables (annualized)	16.1%	16.4%
Percentage of total revenue	45.6%	47.2%

(1) Includes COVID-19 pandemic impacts to provision for credit losses of $(16,000) and $30,400 for FY 21 and FY 20, respectively.

(2) Includes non-operating executive transition costs of $3,066 for YTD 20.

(3) Includes non-operating loan management system outage costs of $720 for YTD 20.

(4) Includes non-operating severance costs of $778 for YTD 20.

Non-GAAP Financial Measures

In addition to financial measures presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. The company’s management utilizes non-GAAP measures as additional metrics to aid in, and enhance, its understanding of the company’s financial results. Tangible equity and funded debt-to-tangible equity ratio are non-GAAP measures that adjust GAAP measures to exclude intangible assets. Management uses these equity measures to evaluate and manage the company’s capital and leverage position. The company also believes that these equity measures are commonly used in the financial services industry and provide useful information to users of the company’s financial statements in the evaluation of its capital and leverage position.

This non-GAAP financial information should be considered in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In addition, the company’s non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies. The following tables provide a reconciliation of GAAP measures to non-GAAP measures.

	4Q 21
Debt	$1,107,953
Total stockholders' equity	282,736
Less: Intangible assets	9,517
Tangible equity (non-GAAP)	$273,219
Funded debt-to-equity ratio	3.9	x
Funded debt-to-tangible equity ratio (non-GAAP)	4.1	x